Exhibit 16.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West Parsippany, NJ 07054
Member of	Tel: (973) 882-8810 Fax: (973) 882-0788 www.pzcpa.com
Alliance of worldwide accounting firms

March 15, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K to be filed on or about March 15, 2013, of Xunna Infoimation Technology Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs of such Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,
Parsippany, New Jersey
March 15, 2013